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HAWTHORNE FINANCIAL CORPORATION                      NEWS RELEASE



                     For Immediate Release
                For Further Information, Contact
                         Norman Morales
      Executive Vice President and Chief Financial Officer
                         (310) 725-5000



    Hawthorne Financial Corporation Extends Exchange Offer for its 12-1/2% Notes due 2004 to April 8, 1998


    El Segundo, California, March 25, 1998 -- Hawthorne Financial Corporation (NASDAQ:HTHR) announced today that it has extended its offer to exchange its $40 million aggregate principal amount of restricted 12-1/2% Notes due 2004 outstanding for a like amount of its registered 12-1/2% Notes due 2004 to 5:00 p.m, Eastern Time, on April 8, 1998, unless further extended. The exchange offer was originally scheduled to expire at 5:00 p.m., Eastern Time, on March 25, 1998, unless extended.

    The exchange offer is being conducted in accordance with the terms of the initial issuance of the Notes on December 31, 1997, and is being made upon the terms and conditions set forth in a Prospectus and in a related Letter of Transmittal which have been provided to holders of record of the Notes.

    According to a preliminary count by United States Trust Company of New York (the "Exchange Agent") as of 5:00 p.m., Eastern Time, on March 25, 1998, approximately $38.2 million principal amount of restricted 12-1/2% Notes due 2004 had been tendered for exchange by the holders of such notes.



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